Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release

Media Contact: Lauren C. Steele VP Corporate Affairs 704-557-4551 Investor Contact: David V. Singer Executive VP & CFO 704-557-4604

FOR IMMEDIATE RELEASE	Symbol: COKE
February 18, 2004	Quoted: The Nasdaq Stock Market (National Market)

Coca-Cola Bottling Co. Consolidated Reports Fourth Quarter and

Fiscal Year 2003 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated today announced it earned $3.6 million or $.39 per share for the fourth quarter of 2003 and $30.7 million or $3.40 per share for fiscal year 2003. These results compare to a net loss of $.9 million or $.10 per share in the fourth quarter of 2002 and net income of $22.8 million or $2.58 per share for fiscal year 2002. Our 2003 results include items that favorably impacted our income tax expense by approximately $.9 million for the fourth quarter and $8.6 million for the year.

The Company’s net sales grew by 5% in the fourth quarter of 2003 and were up 1% for the full year. The fourth quarter growth in net sales reflects flat franchise volume and an increase in average revenue per case of approximately 4%. For the full year, franchise volume declined 2% and average revenue per case increased 2.1%. Overall net sales growth in 2003 includes higher contract sales to other bottlers by 28% in the fourth quarter and 13% on a year to date basis. Income from operations in 2003 was up 32.3% in the fourth quarter, but was down 10.6% for the full year. Several nonrecurring items impacted operating income during the fourth quarter of both 2003 and 2002. In the fourth quarter of 2003, the net impact of changes in certain benefit programs resulted in an increase in operating income of $1.4 million. In the fourth quarter of 2002, operating income increased due to the reversal of accrued retirement benefits of $3.8 million related to the Company’s former Chairman who passed away in November 2002.

J. Frank Harrison, III, Chairman and CEO, said, “The Company’s financial performance in 2003 was disappointing, driven by weak volume. Unseasonably cool and abnormally wet weather across the Company’s territories, as well as less aggressive retail pricing by several of the Company’s customers contributed to the volume softness.” Mr. Harrison said, “Fourth quarter results were encouraging as we were able to maintain our volume despite increases in average revenue per case, which led to significant improvements in operating income.” Mr. Harrison also said that despite lower operating income for 2003, the Company was able to report higher net income due to declines in interest expense, minority interest expense and a lower effective income tax rate. Cash flow from operating activities in 2003 was sufficient to repay $5.5 million of debt and capital lease obligations and fund the $53.5 million purchase of half of The Coca-Cola Company’s interest in the Piedmont Coca-Cola Bottling Partnership, leading to lower interest expense and minority interest expense. The Company’s tax rate was 20% for the fourth quarter and 19% for the full year aided by favorable income tax adjustments.

William B. Elmore, President and COO, said, “While our overall sales volume was disappointing, I am encouraged by our success in the diet category, which grew by 7% for 2003 aided by increasing consumer demand and the growth of diet Vanilla Coke and diet Cherry Coke. Our bottled water volume was up 2%, following growth rates of 43% and 57% in 2002 and 2001, respectively. Although volume growth of bottled water has slowed, our gross margins have remained solid.”

Cautionary Information Regarding Forward-Looking Statements.

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements and expectations are based on the currently available competitive, financial and economic data along with the Company’s operating plans, and are subject to future events and uncertainties. Among the events or uncertainties which could adversely affect future periods are: lower than expected net pricing resulting from increased marketplace competition; changes in how significant customers market our products; an inability to meet performance requirements for expected levels of marketing funding support payments from The Coca-Cola Company or other beverage companies; reduced marketing and advertising spending by The Coca-Cola Company or other beverage companies; an inability to meet requirements under bottling contracts with The Coca-Cola Company or other beverage companies; the inability of our aluminum can or PET bottle suppliers to meet our demand; significant changes from expectations in the cost of raw materials; higher than expected insurance premiums; lower than anticipated return on pension plan assets; higher than anticipated health care costs; higher than expected fuel prices; unfavorable interest rate fluctuations; adverse weather conditions; terrorist attacks, war or other civil disturbances; changes in financial markets; changes in the Company’s public debt ratings and an inability to meet projections in acquired bottling territories. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on pages 27 and 28 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands (Except Per Share Data)

	(Unaudited) 4th Quarter		Fiscal Year
	2003	2002	2003	2002
Net sales	$291,763	$277,480	$1,210,765	$1,198,335
Cost of sales, excluding depreciation shown below	151,730	145,892	625,448	619,137

Gross margin	140,033	131,588	585,317	579,198

Selling, general and administrative expenses, excluding depreciation shown below	104,726	99,471	422,456	407,145
Depreciation expense	19,232	19,828	76,485	76,075
Amortization of intangibles	794	740	3,105	2,796

Income from operations	15,281	11,549	83,271	93,182

Interest expense	10,213	13,649	41,914	49,120
Minority interest	607	(203)	3,297	5,992

Income (loss) before income taxes	4,461	(1,897)	38,060	38,070
Income taxes (benefit)	911	(1,020)	7,357	15,247

Net income (loss)	$3,550	$(877)	$30,703	$22,823

Basic net income (loss) per share	$.39	$(.10)	$3.40	$2.58

Diluted net income (loss) per share	$.39	$(.10)	$3.40	$2.56

Weighted average number of common shares outstanding	9,043	9,022	9,043	8,861

Weighted average number of common shares outstanding – assuming dilution	9,043	9,022	9,043	8,921